Exhibit 99.1

FOR IMMEDIATE RELEASE

GETTY REALTY CORP. ANNOUNCES $175 million
PRIVATE PLACEMENT OF SENIOR UNSECURED NOTES

JERICHO, NY, December 4, 2020 --- Getty Realty Corp. (NYSE: GTY) announced today it has issued $175 million of senior unsecured notes maturing in 2030 bearing interest at a fixed rate of 3.43%. The senior unsecured notes were issued in a private placement with The Prudential Insurance Company of America (“Prudential”), American General Life Insurance Company (“AIG”) and Massachusetts Mutual Life Insurance Company (“MassMutual”), and are subject to substantially similar terms and conditions as the Company’s existing senior unsecured notes. Proceeds from the transaction were used to prepay in full the Company’s $100 million 6.0% Series A senior unsecured notes due February 25, 2021, and repay $75 million of outstanding indebtedness on the Company’s revolving credit facility.

The senior unsecured notes have not been, and will not be, registered under the U.S. Securities Act of 1933, as amended (the “Act”) or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act and applicable state securities laws.

This press release is for informational purposes only, does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Getty Realty Corp.

Getty Realty Corp. is the leading publicly traded real estate investment trust in the United States specializing in the ownership, leasing and financing of convenience store and gasoline station properties. As of September 30, 2020, the Company owned 896 properties and leased 58 properties from third-party landlords in 35 states across the United States and Washington, D.C.

Contact:Investor Relations

(516) 478-5418

ir@gettyrealty.com